UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2016 (April 13, 2016)

NOWNEWS DIGITAL MEDIA TECHNOLOGY CO. LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-171637	36-4794119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4F, No. 32, Ln. 407, Sec. 2. Tiding Road, Neihu District, Taipei City 114, Taiwan

(Address of principal executive offices) (zip code)

886287978775 ext 500

(Registrant's telephone number, including area code)

N/A

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 13, 2016, NowNews Digital Media Technology Co., Ltd., a Nevada corporation (the “Company”), entered in a Share Exchange Agreement (“Share Exchange Ageement”) with the Company’s wholly owned subsidiary, Dawnrain Media Co., Ltd., a Seychelles limited liability company (“Dawnrain”), New Taoyard Advertising Co., Ltd., a Seychelles limited liability company and Dawnrain’s wholly owned subsidiary (“NTY”), Beijing New Tong Ying Culture Media Co., Ltd., a limited liability formed in the People’s Republic of China (“BJNTY”), and BJNTY’s shareholders, Ming Gao and Xi Chen, two P.R.C individuals (the “BJNTY Shareholders”).

Pursuant to the Share Exchange Agreement, the BJNTY Shareholders will acquire from the Company an aggregate of One Million and Sixty Hundred Thousand (1,600,000) shares of the Company’s common stock, par value $0.001 per share, in exchange of 80% of the capital interest of BJNTY. In the event the Company fails to cause the Company’s common stock to be listed on NYSE by February 28, 2017, the BJNTY Shareholders shall have the option to unwind the transaction contemplated in the Share Exchange Agreement, i.e. sell the 1,600,000 shares of the Company’s common stock to the Company in exchange for the 80% capital interest of BJNTY. The Share Exchange Agreement includes customary representation and warranties.

The closing of the transaction contemplated in the Share Exchange Agreement shall take place on July 30, 2016, or such earlier date and time as the parties may mutually determine.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Share Exchange Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Share Exchange Agreement between the Company, Dawnrain, NTY, BJNTY, and the BJNTY Shareholders dated April 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2016	NOWNEWS DIGITAL MEDIA TECHNOLOGY CO.LTD.

	By:	/s/ Shuo-Wei Shih
Shuo-Wei Shih
Chief Executive Officer